EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Advisor Funds of our reports dated December 20, 2018, relating to the financial statements and financial highlights, which appear in Delaware Diversified Income Fund, Delaware U.S. Growth Fund and Delaware Global Real Estate Opportunities Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2019